Exhibit 99.1

Life Storage, Inc. Reports First Quarter 2018 Results; Raises Same Store Outlook for 2018

BUFFALO, N.Y.--(BUSINESS WIRE)--May 2, 2018--Life Storage, Inc. (NYSE:LSI) a leading national owner and operator of self storage facilities, reported operating results for the quarter ended March 31, 2018.

The Company achieved net income attributable to common shareholders in the first quarter of 2018 of $33.9 million or $0.73 per fully diluted common share. This compares to net income attributable to common shareholders of $20.4 million in the first quarter of 2017, or $0.44 per fully diluted common share.

Funds from operations (“FFO”)(1) for the quarter were $1.27 per fully diluted common share compared to $1.26 for the same period last year. Absent $1.1 million of costs related to changes to the Company’s Board of Directors and other proxy matters in the first quarter of 2018, adjusted FFO per fully diluted common share was $1.30 and $1.26 for the quarters ended March 31, 2018 and 2017, respectively.

"We're pleased with the first quarter in that we achieved better than expected results in most of our markets, and, with record high occupancies and solid demand, are well positioned as we enter the upcoming busy season," commented CEO David Rogers. "We're also encouraged with the continued ramp up of Life Storage Solutions, our third-party management division, as we grow our client base and expand our brand."

Highlights for the 1st Quarter Included:

  Increased same store revenue by 2.5% and same store net operating income ("NOI")(2) by 2.5% as compared to the first quarter of 2017.
  Grew same store average occupancy for the quarter by 150 basis points to 91.1% compared to the same period in 2017. The Company ended the quarter at 91.2% occupied, an all-time high for the first quarter, and 110 basis points higher than the same period in 2017.
  Reduced internet marketing expense 18% by leveraging improved search engine visibility.
  Added 105 mature stores owned since December 31, 2016 to its same store pool, including all stabilized facilities acquired during the 2016 LifeStorage acquisition.
  Added 10 stores to its third-party management platform; the Company now manages a total of 145 properties through its joint venture and third-party management agreements.
  Achieved adjusted funds from operations per fully diluted common share of $1.30, a 3.2% increase over the same period last year.
  Increased management fee income by 31.7% over that of the first quarter of 2017.
  Paid a quarterly dividend of $1.00 per share of common stock.

OPERATIONS:

Total revenues increased 3.7% over first quarter 2017 while operating costs increased 3.7%, resulting in an NOI increase of 3.7%.

Revenues for the 535 stabilized stores wholly owned by the Company since December 31, 2016 increased 2.5% from those of the first quarter of 2017, the result of a 150 basis point increase in average occupancy and a 6% increase in revenues related to tenant insurance.

Same store operating expenses increased 2.6% for the first quarter of 2018 compared to the prior year period. Increased real estate taxes, payroll and benefits, and utilities were partially offset by an 18% decrease in internet marketing costs. Consequently, same store NOI for the period increased 2.5% over the first quarter of 2017.

General and administrative expenses increased by approximately $0.6 million over the same period in 2017. Absent $1.1 million of expenses associated with changes to the Company’s Board of Directors and other proxy-related matters in 2018, and $0.7 million incurred for the Company’s change of name in 2017, general and administrative costs would have been essentially flat year over year.

The Company achieved same store revenue growth in 25 of the 33 major markets in its same store pool, with 27 markets maintaining an average quarterly occupancy greater than 90%. Markets with the strongest positive revenue impact included Las Vegas, NV; Houston/Beaumont, TX; California (Northern and Southern); Buffalo-Upstate New York; and Boston, MA.

PROPERTIES:

During the quarter, the Company added 10 properties to its third-party management platform. It now manages a total of 145 properties through its joint venture and third-party management agreements. It has an additional 26 properties under contract to manage commencing in 2018 and 2019, three of which opened subsequent to quarter end. Twenty-one of the remaining 23 contracts are new developments.

As of March 31, 2018, the Company had no properties under contract to purchase for its own portfolio or that of its joint ventures but expects to contribute up to $50 million to new or existing joint ventures during 2018.

CAPITAL STRUCTURE AND LIQUIDITY:

Illustrated below are key financial ratios at March 31, 2018:

  Debt to Enterprise Value (at $83.52/share) 31.2%
  Debt to Book Cost of Storage Facilities 40.8%
  Debt to Recurring Annualized EBITDA 5.7x
  Debt Service Coverage 4.6x

At March 31, 2018, the Company had approximately $7.8 million of cash on hand, and $370 million available on its line of credit.

COMMON STOCK DIVIDEND:

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $1.00 per share or $4.00 annualized.

YEAR 2018 EARNINGS GUIDANCE:

The following assumptions covering operations have been utilized in formulating guidance for the second quarter and full year 2018:

Same Store Projected Increases Over 2017
	2Q 2018	FY 2018
Revenue	2.25 – 3.25%	1.75 – 2.75%
Operating Costs (excluding property taxes)	1.25 – 2.25%	1.00 – 2.00%
Property Taxes	5.50 – 6.50%	5.50 – 6.50%
Total Operating Expenses	2.75 – 3.75%	2.50 – 3.50%
Net Operating Income	2.00 – 3.00%	1.25 – 2.25%

The Company’s 2018 same store pool consists of the 535 stabilized stores owned since December 31, 2016, which includes the stabilized legacy LifeStorage locations. The stores purchased between 2015 and 2017 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the first year after the stores achieve 80% sustained occupancy using market rates and incentives. Accordingly, three certificate of occupancy facilities constructed in 2014 that have achieved stabilized occupancy and rates have been added to the 2018 same store pool.

The Company plans to complete $50 – $55 million of expansions in 2018. It also has budgeted $20 - $23 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

The Company has not included any acquisition activity for 2018. Should any acquisitions or joint venture investments occur, they are expected to be funded by free cash flow and draws on its line of credit which carries an interest rate of LIBOR plus 1.10%.

In 2018, the Company anticipates entering into additional joint ventures, or adding to its existing agreements, contributing up to $50 million.

As of March 31, 2018, the Company operated 22 self storage facilities that it acquired between 2015 - 2017 upon issuance of certificate of occupancy or in the early stages of lease-up. These properties are expected to contribute above average revenue growth in 2018.

Annual general and administrative expenses are expected to be approximately $44 – $45 million.

As a result of the above assumptions, management expects adjusted funds from operations for the full year 2018 to be approximately $5.36 to $5.43 per share, and between $1.32 and $1.36 per share for the second quarter of 2018.

Reconciliation of Guidance	2Q 2018 Range or Value	FY 2018 Range or Value
Earnings per share attributable to common shareholders - diluted	$ 0.77 - $ 0.81	$ 3.12 - $ 3.19
Plus: real estate depreciation and amortization	0.55 - 0.55	2.24 - 2.24
FFO per share	$ 1.32 - $ 1.36	$ 5.36 - $ 5.43

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to enter new markets where it has little or no operational experience; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, May 3, 2018. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 877.737.7051 (domestic), or 201.689.8878 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com/.

The webcast will be archived for 90 days; a telephone replay will also be available for 72 hours by calling 877.481.4010 and entering conference ID 27725.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. Located in Buffalo, New York, the Company operates more than 700 storage facilities in 28 states. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to its 390,000-plus customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com/.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2018	2017
Assets
Investment in storage facilities:
Land	$786,628	$786,628
Building, equipment and construction in progress	3,541,631	3,534,782
	4,328,259	4,321,410
Less: accumulated depreciation	(647,130)	(624,314)
Investment in storage facilities, net	3,681,129	3,697,096
Cash and cash equivalents	7,778	9,167
Accounts receivable	7,286	7,331
Receivable from joint ventures	900	1,397
Investment in joint ventures	133,106	133,458
Prepaid expenses	17,335	6,757
Trade name	16,500	16,500
Fair value of interest rate swap agreements	277	205
Other assets	4,603	4,863
Total Assets	$3,868,914	$3,876,774

Liabilities
Line of credit	$130,000	$105,000
Term notes, net	1,609,576	1,609,089
Accounts payable and accrued liabilities	69,227	92,941
Deferred revenue	10,347	9,374
Mortgages payable	12,581	12,674
Total Liabilities	1,831,731	1,829,078

Noncontrolling redeemable Operating Partnership Units at redemption value	17,846	19,373

Equity
Common stock	465	466
Additional paid-in capital	2,364,671	2,363,171
Accumulated deficit	(338,489)	(327,727)
Accumulated other comprehensive loss	(7,310)	(7,587)
Total Shareholders' Equity	2,019,337	2,028,323
Total Liabilities and Shareholders' Equity	$3,868,914	$3,876,774

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	January 1, 2018	January 1, 2017
	to	to
(dollars in thousands, except share data)	March 31, 2018	March 31, 2017

Revenues
Rental income	$121,624	$118,594
Other operating income	9,075	7,908
Management and acquisition fee income	2,395	1,818
Total operating revenues	133,094	128,320

Expenses
Property operations and maintenance	30,449	29,796
Real estate taxes	15,419	14,435
General and administrative	12,044	11,436
Operating leases of storage facilities	141	-
Depreciation and amortization	24,764	24,864
Amortization of in-place customer leases	-	12,778
Total operating expenses	82,817	93,309

Income from operations	50,277	35,011

Other income (expense)
Interest expense (A)	(17,204)	(15,210)
Interest income	4	3
Equity in income of joint ventures	972	721

Net income	34,049	20,525
Noncontrolling interests in the Operating Partnership	(160)	(96)
Net income attributable to common shareholders	$33,889	$20,429

Earnings per common share attributable to common shareholders - basic	$0.73	$0.44

Earnings per common share attributable to common shareholders - diluted	$0.73	$0.44

Common shares used in basic
earnings per share calculation	46,452,492	46,304,568

Common shares used in diluted
earnings per share calculation	46,536,672	46,418,891

Dividends declared per common share	$1.00	$0.95

(A) Interest expense for the period ending March 31 consists of the following
Interest expense	$16,679	$14,690
Amortization of debt issuance costs	525	520
Total interest expense	$17,204	$15,210

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	January 1, 2018	January 1, 2017
	to	to
(dollars in thousands, except share data)	March 31, 2018	March 31, 2017

Net income attributable to common shareholders	$33,889	$20,429
Noncontrolling interests in the Operating Partnership	160	96
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	24,256	37,265
Depreciation and amortization from unconsolidated joint ventures	1,197	768
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(280)	(273)
Funds from operations available to common shareholders	59,222	58,285
FFO per share - diluted	$1.27	$1.26

Adjustments to FFO
Board changes and other proxy related expenses	1,128	-
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	(5)	-
Adjusted funds from operations available to common shareholders	60,345	58,285
Adjusted FFO per share - diluted	$1.30	$1.26

Common shares - diluted	46,536,672	46,418,891

Life Storage, Inc.
Quarterly Same Store Data (3) 535 mature stores owned since 12/31/16
(unaudited)
	January 1, 2018	January 1, 2017
	to	to		Percentage
(dollars in thousands)	March 31, 2018	March 31, 2017	Change	Change

Revenues:
Rental income	$116,194	$113,466	$2,728	2.4%
Revenues related to tenant insurance	4,653	4,388	265	6.0%
Other operating income	1,685	1,694	(9)	-0.5%
Total operating revenues	122,532	119,548	2,984	2.5%

Expenses:
Payroll and benefits	10,544	10,228	316	3.1%
Real estate taxes	14,378	13,540	838	6.2%
Utilities	4,075	3,777	298	7.9%
Repairs and maintenance	4,703	4,940	(237)	-4.8%
Office and other operating expense	4,182	4,016	166	4.1%
Insurance	1,444	1,365	79	5.8%
Advertising	331	338	(7)	-2.1%
Internet marketing	1,936	2,353	(417)	-17.7%
Total operating expenses	41,593	40,557	1,036	2.6%

Net operating income (2)	$80,939	$78,991	$1,948	2.5%

QTD Same store move ins	48,440	50,428	(1,988)

QTD Same store move outs	46,703	46,882	(179)

Other Comparable Quarterly Same Store Data
(unaudited)
	January 1, 2018	January 1, 2017
	to	to		Percentage
	March 31, 2018	March 31, 2017	Change	Change
Stores owned since 12/31/15 (430 stores)
Revenues	$94,161	$92,489	$1,672	1.8%
Expenses	31,539	30,825	714	2.3%
Net operating income	$62,622	$61,664	$958	1.6%

Stores owned since 12/31/14 (412 stores)
Revenues	$90,110	$88,475	$1,635	1.8%
Expenses	30,012	29,387	625	2.1%
Net operating income	$60,098	$59,088	$1,010	1.7%

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (4)
	2018	2017	2018	2017

Weighted average quarterly occupancy	91.1%	89.6%	90.5%	88.9%

Occupancy at March 31	91.2%	90.1%	90.6%	89.3%

Rent per occupied square foot	$13.53	$13.51	$13.51	$13.48

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the three months ended March 31, 2018:

Beginning balance	$ 4,321,410
Property acquisitions	-
Improvements and equipment additions:
Expansions	83
Roofing, paving, and equipment:
Stabilized stores	3,414
Change in construction in progress (Total CIP $19.7 million)	5,336
Dispositions and Impairments	(1,984)
Storage facilities at cost at period end	$ 4,328,259

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	March 31, 2018	March 31, 2017

Management and administrative salaries and benefits	6,465	6,409
Training	227	258
Call center	715	688
Life Storage Solutions costs	204	166
Income taxes	450	300
Legal, accounting and professional	941	1,134
Board changes and other proxy related expenses	1,128	-
Name change	-	726
Other administrative expenses (5)	1,914	1,755
	$ 12,044	$ 11,436

Net rentable square feet	March 31, 2018
Wholly owned properties	39,811,273
Joint venture properties	7,406,977
Third party managed properties	2,834,845
	50,053,095

	March 31, 2018	March 31, 2017

Common shares outstanding	46,514,198	46,496,065
Operating Partnership Units outstanding	217,481	217,481

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(5) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

CONTACT:
Investor Relations:
Life Storage, Inc.
Diane Piegza, 716-633-1850
dpiegza@lifestorage.com